EXHIBIT  10.30

DEBT SETTLEMENT AGREEMENT

THIS DEBT SETTLEMENT AGREEMENT (the “Agreement”) is entered into as of December 11, 2012 (the “Effective Date”), by and between HPEV, Inc., a Nevada corporation (the “Borrower”), Phoenix Productions and Entertainment Group (“PPEG”), a Nevada Limited Liability Company, Action Media Group, LLC (“AM”), an Arizona Limited Liability Company (PPEG and AM sometimes referred to hereinafter collectively as “Debt Holders”); and Spirit Bear Limited, a Delaware corporation.

WHEREAS, the Borrower is indebted to PPEG in the amount of U.S. $911,894.00 (the “PPEG Debt”) and is indebted to AM in the amount of U.S. $250,000.00 plus accrued interest thereon (the “AM Debt”);

WHEREAS, Debt Holders have agreed to forgive the PPEG Debt and the AM Debt, equal to U.S. $1,161,894.00 in the aggregate, and all interest as has accrued thereon (the “Total Debt”);

WHEREAS, PPEG owns a total of 4,576,000 shares of HPEV common stock (OTC:WARM) and AM owns a total of 100,000 shares of HPEV common stock (said total of 4,676,000 shares of HPEV common stock being referred to hereinafter as the “Total Shares”);

WHEREAS, Debt Holders and Borrower have agreed, for the purpose of a final settlement of the PPEG Debt and the AM Debt, to enter into the transactions set forth hereinbelow:

WHEREAS, as a material inducement to Borrower to enter into the agreement provided for herein, the Debt Holders agree to release the Borrower from any future liability or claim regarding the Total Debt, shares of any class of equity in and of the Borrower, and/or any obligation or liability of the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of  which is hereby acknowledged and attested to, the parties agree as follows:

1. Debt Forgiveness: The Total Debt will be forgiven and all notes payable or other documents relating to the Total Debt will be marked cancelled and will be returned to Borrower within three (3) days following the date hereof.

2. Delivery of Stock : The Debt Holders agree to deliver the Total Shares to Transfer Online within three (3) days following the date hereof. The Total Shares shall be held in escrow until the Borrower shall have filed a registration statement with the SEC in connection with the purchase of securities by Spirit Bear Limited from the Borrower. Within three (3) days following the date upon which said registration statement shall have been filed 3,676,000 of the Total Shares will be cancelled and 1,000,000 shares (the “Consideration Shares”) will continue to be held in escrow by Transfer Online for the purpose set forth in Section 3 hereof.

3. Purchase of Consideration Shares: Borrower or Borrower’s nominee agrees to purchase the Consideration Shares at the price of Forty Cents ($.40) per share. The Consideration Shares will be purchased at the rate of $10,000.00 per month until the purchase of all of the Consideration Shares shall have been completed. The first purchase will commence within ninety (90) days after the Borrower shall have achieved $1,000,000.00 in gross revenues for products or services from business operations.

4. Indemnification. The parties to this Agreement hereby mutually agree to release, indemnify and hold harmless each other, and their directors, officers, agents and employees, from and against all liability for claims, demands, losses, damages, costs and expenses (including any attorney’s fees), and lawsuits arising out of, or in connection with, the transactions provided for herein.

5. Governing Law. This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement (whether based on contract, tort, or any other theory), including all matters of construction, validity and performance, shall in all respects be governed by and interpreted, construed and determined in accordance with, the internal, substantive laws of the State of Nevada (without regard to any conflicts of law provisions).

6. Entire Agreement. This Agreement, on and as of the Effective Date, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, among any of the parties hereto with respect to such subject matter are hereby superseded in their entireties. Any change or addition to this Agreement must be in writing, must specifically refer to this Agreement, and must be signed by all of the parties hereto.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which independently shall be deemed to be an original and all of which together shall constitute one and the same instrument; and signatures delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, shall be given the same legal force and effect as original signatures.

8. Headings. The headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect the interpretation of any terms hereof. The terms “hereof,” “herein” and comparable terms refer to this Agreement.

9. Invalidity. If any of the provisions of this Agreement become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

10. Drafting. The parties expressly acknowledge and agree that this Agreement has been drafted or reviewed by each of them and that any authority holding that any provision of an agreement shall be construed against the drafting party or in favor of the non-drafting party shall not apply to the interpretation or enforcement of this Agreement.

11. Assignment. None of the parties shall have the right to assign any rights or delegate any duties, obligations or liabilities arising under or pursuant to this Agreement without the prior written consent of any other party whose rights under this Agreement could be affected by such assignment, which consent may be granted, denied or conditioned in the sole discretion of such other party. This Agreement is binding on the successors, assigns and legal representatives of the parties hereto.

13. Arbitration. Any controversy or claim arising out of, or relating to this Agreement or the breach thereof, shall be settled in the State of Texas by arbitration as administered by the American Arbitration Association in accordance with its Commercial Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

14. Confidentiality. This Agreement shall be considered confidential, except with regard to federal, state or any governmental agency filing requirements of the Borrower. As such, the Borrower and the Debt Holders and Spirit Bear Limited (collectively, the “Parties” or individually, the “Party”) agree that this Agreement may be filed as a part of any reporting requirement of the Borrower.

Except as required by federal, state or any governmental agency, or in the filing of annual, quarterly, or required disclosures, no Party to this Agreement shall discuss, comment upon, disparage, or disclose any information, in any manner or form, directly or indirectly, to any person or entity, about:

(1)	any Party to this Agreement unless required by federal, state or any governmental agency under subpoena;
(2)	any officers, directors, shareholders, agents, other employees, or other representatives of any Party to this Agreement unless required by subpoena from a federal, state or any governmental agency;
(3)	any aspect of any business or operations of any Party to this Agreement unless required by subpoena from a federal, state or any governmental agency; and,
(4)	any aspect of any Party’s relationship with any Party to this Agreement unless required by subpoena from a federal, state or any governmental agency.

No Party to this Agreement shall assist, or cooperate with, any other person or entity in committing any act which, if committed by any Party to this Agreement, would constitute a violation of this section. Any violation of this section shall be deemed a material breach of this Agreement by any Party to this Agreement.

15.  Attorney’s Fees . Should any action be commenced among the parties hereto concerning any provision of this Agreement or the rights or duties of any person or entity hereunder, the prevailing party in such proceeding shall be entitled to payment of its reasonable attorney's fees and expenses of counsel and court costs incurred by reason of such action from the losing party.

Signature Page to Follow

IN WITNESS WHEREOF, the parties hereto have signed and delivered this Agreement, as of the day and year first above written.

HPEV, Inc. /s/ Timothy J. Hassett By: Timothy J. Hassett Its: Chairman and Chief Executive Officer	HPEV, Inc. /s/ Theodore H. Banzhaf By: Theodore H. Banzhaf Its: President
HPEV, Inc. /s/ Quentin Ponder By: Quentin Ponder Its: Vice Chairman and Chief Financial Officer	HPEV, Inc. /s/ Judson Bibb By: Judson Bibb Its: Secretary
Phoenix Productions and Entertainment Group /s/ Ross Giles By: Ross Giles Its: Manager	Action Media Group, LLC /s/ Raul Martinez By: Raul Martinez Its: Manager
Spirit Bear Limited /s/ Jay Palmer By: Jay Palmer Its: President